Exhibit 10.1

PURGE VIRUS LAUNCHES DISINFECTION BLITZ PROGRAM WITH DISCOUNTS AND REFERRALS FOR COVID-19 DEVICES OVER THE FIRST 100 DAYS OF THE INCOMING ADMINISTRATION

Berwyn, PA, January 14, 2021 - Purge Virus, LLC (https://purgevirus.com/), a wholly owned subsidiary of FOMO CORP. (US OTC: ETFM), is pleased to announce the launch of its Disinfection Blitz program that includes 10% discounts on disinfection devices and 5% referral commissions. Given that the incoming Administration is encouraging mask wearing, over the first 100 days, improving indoor air quality is an excellent way to further help schools, nursing homes, and businesses operate more safely. To further help reduce the spread of COVID-19, interested individuals can help increase awareness about the disinfection technologies and receive rewards. Purge Virus will provide 5% commissions to the individuals or companies that generate referrals for accounts that purchase their disinfection devices.

Here is how the Purge Virus Disinfection Blitz (PV-DB) works:

#1: 10% Purge Virus Product Discount:

To start, click here: https://purge-virus.myshopify.com/collections/all. This link takes you to the Purge Virus Shopify catalog of products that are available in single or multiple unit volumes. The promo code is FOMO. After you review the products, click the one that you would like to purchase. Then click “Add to cart”, followed by “View cart”. On the View Cart page, select the number of units that you would like if it is more than one, which is the default. Then click “Checkout”. In the field for “Discount code” enter FOMO and then click “Apply”. You will see the 10% discount as a credit on the product cost for all of the units. You can also choose more than one type of product. Enter your preferred shipping address and click “Continue shipping”. You will see the shipping cost added to your order, and then click “Continue to payment”. After filling in your preferred payment and/or credit card information, click “Pay now” to complete the transaction.

#2: 5% Referral Commission for Purge Virus Leads

This process just takes a minute. To start, click here: https://purgevirus.com/contact/. In the first of the form fields enter your name or the company name to whom you would like the commission checks paid. Then, enter your email. In the “Subject” field type FOMO. In the field “Your Message” enter the mailing address where you would like us to send the commission checks, which are paid monthly. To complete the process, click the orange “send” button. You will receive a confirmation with an attached commission agreement and the contact information for our National Sales Director. Based on your location in the U.S. or anywhere in the world, we will assign an account manager to help align your leads to the most appropriate Regional Sales Director.

Note: This program by Purge Virus is available starting today January 14, 2021 and it will run through April 30, 2021. Purge Virus appreciates the FOMO shareholders who may seek to participate in either the discounts, referrals, or both. The program is not limited to FOMO shareholders, and for those that sign up for the referral program before April 30, 2020, the commissions will extend through to 12/31/2021, given the expectation that COVID-19 and its variants may persist through the year, if not become a “new normal” for years to come.

For information on FOMO see: https://www.fomoworldwide.com/

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